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                                  EXHIBIT 99.1


AT THE COMPANY:         AT FRB | WEBER SHANDWICK:
Bruce C. Karsk          Marilyn Windsor     Diane Hettwer        Tim Grace
Executive VP and CFO    General Inquiries   Analyst Inquiries    Media Inquiries
402-829-6803            702-515-1260        312-640-6760         312-640-6667

FOR IMMEDIATE RELEASE
TUESDAY, JULY 29, 2003

               LINDSAY MANUFACTURING DECLARES DIVIDEND INCREASE;
         QUARTERLY CASH DIVIDEND UP 43% FROM $0.035 TO $0.05 PER SHARE

OMAHA, NEB., JULY 29, 2003--LINDSAY MANUFACTURING CO. (NYSE: LNN), a leading manufacturer of center pivot, lateral move, and hose reel irrigation systems, announced today that its Board of Directors has declared a 43 percent increase in its regular quarterly cash dividend to $0.05 per share, payable August 29, 2003, to shareholders of record on August 15, 2003. The regular quarterly cash dividend was previously $0.035 per share. The new annual indicated rate is $0.20 per share, up from an annual indicated rate of $0.14 per share.

Rick Parod, Lindsay's president and chief executive officer, stated, "Lindsay has strong free cash flow and financial flexibility. This dividend increase reflects continued confidence in our ability to deliver growth and value to our shareholders through multiple avenues. Going forward, we seek to create shareholder value by pursuing a balance of accretive strategic acquisitions, organic growth opportunities, share repurchases and dividend payments."


ABOUT THE COMPANY
Lindsay manufactures and markets Zimmatic, Greenfield, and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also produces large diameter steel tubing and provides outsourced manufacturing and production services for other companies. At May 31, 2003, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.


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CONCERNING FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words "expectation," "outlook," "could," "may," "should," or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.



            FOR MORE INFORMATION REGARDING LINDSAY MANUFACTURING CO.,
              SEE LINDSAY'S WEBSITE AT www.lindsaymanufacturing.com
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